MASTER CREDIT FACILITY AGREEMENT

BY AND BETWEEN

BORROWERS SIGNATORY HERETO

AND

CAPMARK FINANCE INC.,
a California corporation

DATED AS OF

April 1, 2008

i

Section 13.15.	Standards for Decisions, Etc.	35
Section 13.16.	Decisions in Writing.	35
Section 13.17.	Approval of Waivers.	35
Section 13.18.	USA Patriot Act.	35

EXHIBITS

EXHIBIT A	Schedule of Initial Mortgaged Properties and Initial Valuations
EXHIBIT B	Note
EXHIBIT C	Guaranty
EXHIBIT D	Confirmation of Guaranty
EXHIBIT E	Compliance Certificate
EXHIBIT F	Organizational Certificate
EXHIBIT G	Rate Form
EXHIBIT H	Advance Request
EXHIBIT I	Request (Addition/Release)
EXHIBIT J	Confirmation of Obligations
EXHIBIT K	Certificate of Borrower
EXHIBIT L	Expansion Request

APPENDIX I                                           Definitions

MASTER CREDIT FACILITY AGREEMENT

THIS MASTER CREDIT FACILITY AGREEMENT is made as of the 1st day of April, 2008, by and among (i) (a) PHNTUS ARBOR GARDENS INC., a California corporation, (b) PHNTUS AUSTIN GARDENS INC, a California corporation, (c) PHNTUS BECKETT MEADOWS LLC, a Delaware limited liability company, (d) PHNTUS CANTERBURY WOODS LLC, a Delaware limited liability company, (e) PHNTUS CHARLESTON GARDENS LLC, a Delaware limited liability company, (f) PHNTUS CREEKSIDE LLC, a Delaware limited liability company, (g) PHNTUS DESERT SPRINGS LLC, a Delaware limited liability company, (h) PHNTUS HERITAGE HILLS LLC, a Delaware limited liability company, (i) PHNTUS KP SHREVEPORT LLC, a Delaware limited liability company, (j) PHNTUS LAKES LLC, a Delaware limited liability company, (k) PHNTUS LO CAPE MAY LLC, a Delaware limited liability company, (l) PHNTUS LO FOLSOM INC, a California corporation, (m) PHNTUS LO JOLIET LLC, a Delaware limited liability company, (n) PHNTUS LO ROCKFORD LLC, a Delaware limited liability company, (o) PHNTUS OAK HOLLOW LLC, a Delaware limited liability company, (p) PHNTUS PINEHURST LLC, a Delaware limited liability company, (q) PHNTUS PINE MEADOW LLC, a Delaware limited liability company, (r) PHNTUS PINES AT GOLDSBORO LLC, a Delaware limited liability company, (s) PHNTUS QUAIL RIDGE LLC, a Delaware limited liability company, (t) PHNTUS RICHLAND GARDENS LLC, a Delaware limited liability company, (u) PHNTUS SILVERLEAF MANOR LLC, a Delaware limited liability company, and (w) PHNTUS STONEBRIDGE LLC, a Delaware limited liability company (individually and collectively, together with any Additional Borrower becoming a party hereto, “Borrower”); (ii) CAPMARK FINANCE INC., a California corporation (“Lender”); and (iii) EMERITUS CORPORATION, a Washington corporation (“Guarantor”; together with Borrower, “Borrower Parties”).

RECITALS

A.           Borrower owns one (1) or more Seniors Housing Facilities (unless otherwise defined or the context clearly indicates otherwise, capitalized terms shall have the meanings ascribed to such terms in Appendix I of this Agreement) as more particularly described in Exhibit A to this Agreement.

B.           Borrower has requested that Lender establish a Credit Facility in favor of Borrower.

C.           To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Credit Facility, Borrower shall create a Collateral Pool in favor of Lender.  The Collateral Pool shall be comprised of (i) the Seniors Housing Facilities listed on Exhibit A and (ii) any other collateral pledged to Lender from time to time by Borrower pursuant to this Agreement or any other Loan Documents.

D.           Each Note and Security Document related to the Mortgaged Properties comprising the Collateral Pool shall be cross-defaulted (i.e., a default under any Note, Security Document relating to the Collateral Pool and under this Agreement, shall constitute a default under each Note, Security Document and this Agreement related to the Mortgaged Properties comprising the Collateral Pool) and cross-collateralized (i.e., each Security Instrument related to the Mortgaged Properties within the Collateral Pool shall secure all of Borrower’s obligations under this Agreement and the other Loan Documents) and it is the intent of the parties to this Agreement that, after an Event of Default, Lender may accelerate any Note without needing to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without needing to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied as determined by Lender in its sole and absolute discretion.

E.           Subject to the terms, conditions and limitations of this Agreement, Lender has agreed to establish the Credit Facility.

NOW, THEREFORE, Borrower and Lender, in consideration of the mutual promises and agreements contained in this Agreement, hereby agree as follows:

ARTICLE 1

THE COMMITMENT

Section 1.01.	The Commitment to Make Fixed Advances.

Subject to the terms, conditions and limitations of this Agreement, Lender agrees to make Advances to Borrower from time to time during the Facility Availability Period, pursuant to the terms of this Agreement and, in the case of $200,000,000 of the $241,889,868 Initial Advance pursuant to that certain loan commitment dated as of February 7, 2008 for each Initial Mortgaged Property set forth on Exhibit A to this Agreement.  The aggregate original principal of the Advances shall not exceed the Commitment.  The borrowing of an Advance shall permanently reduce the Commitment by the original principal amount of such Advance.  Borrower may not re-borrow any part of the Advance which it has previously borrowed and repaid. Except as set forth in Section 2.04 of this Agreement, no Advances shall be made as a result of increases in the Debt Service Coverage Ratio or decreases in the Loan to Value Ratio of any Mortgaged Property.  Each Advance shall have conventional fixed rate financing and is anticipated to be purchased by Fannie Mae for cash.

Section 1.02.	Requests for Advances.

Borrower shall request an Advance by giving Lender an Advance Request in accordance with Section 2.02.

Section 1.03.	Maturity Date of Advances; Amortization.

(a)           Advances; Amortization.

(i)           The maturity date of all Advances shall be April 1, 2018.

(ii)           Each Advance shall require amortization based on the Amortization Period unless otherwise waived by Lender.

(b)           Prepayment.  Subject to the terms and conditions of Section 3.05, Borrower may prepay all or a portion of any Advance pursuant to the prepayment provisions of the applicable Note.  Any repaid Advances shall automatically result in a reduction of the Commitment.

Section 1.04.	Annual Interest Rate for Advances.

(a)           The Initial Advance made in connection with the closing of the Initial Mortgaged Properties shall bear interest at the Interest Rate set forth in the Note dated as of even date with this Agreement.

(b)           Each Future Advance obtained pursuant to this Agreement shall bear interest at a rate, per annum, equal to the sum of (1) the Cash Interest Rate for such Advance, as determined pursuant to Section 2.01(b) plus (2) the Facility Fee.

Section 1.05.	Notes.

The obligation of Borrower to repay the Advances shall be evidenced by one (1) or more Notes.  Each Note shall be payable to the order of Lender and shall be made in the original principal amount of such Advance.

ARTICLE 2

THE ADVANCES

Section 2.01.	Rate Setting for an Advance.

(a)           As of the Initial Closing Date, Borrower and Lender have determined the Interest Rate for the Initial Advance.  Such Interest Rate is set forth in the Note dated as of even date with this Agreement.

(b)           Interest Rates for any Future Advance shall be set in accordance with the following procedures:

(i)           Preliminary, Nonbinding Quote.  At Borrower’s request Lender shall quote an estimate of the Interest Rate.  Lender’s quote shall be based on (1) the rate quoted by Fannie Mae in the case of a cash execution and (2) the proposed terms and amount of the Advance selected by Borrower.  The quote shall not be binding upon Lender.

(ii)           Rate Setting.  If Borrower satisfies all of the conditions to Lender’s obligation to make the Future Advance, then Borrower may submit to Lender, by facsimile transmission before 1:00 p.m. Washington, D.C. time on any Business Day (“Rate Setting Date”), a completed and executed Rate Form.  The Rate Form shall specify the amount, term, Facility Fee, the proposed maximum Interest Rate, and Closing Date for the Advance.

(iii)           Rate Confirmation.  Within one (1) Business Day after receipt of the Rate Form, Lender shall obtain a commitment from Fannie Mae (“Fannie Mae Commitment”) for the purchase of the proposed Advance having the terms described in the related Rate Form.  Subject to the limitations set forth in the Rate Form, Lender shall then complete and countersign the Rate Form thereby confirming the amount, term, Cash Interest Rate, the Facility Fee, and Closing Date for the Advance and shall immediately deliver by facsimile transmission the Rate Form to Borrower.

(c)           Breakage and Other Costs.  If Lender obtains, and then fails to fulfill, the Fannie Mae Commitment because the Advance is not made (for a reason other than Lender’s default), Borrower shall pay all reasonable out-of-pocket costs payable to the potential investor and other reasonable costs, fees and damages incurred by Lender in connection with its failure to fulfill the Fannie Mae Commitment.  Lender reserves the right to require Borrower to post a deposit at the time the Fannie Mae Commitment is obtained.  Such deposit shall be refundable to Borrower upon the delivery of the applicable Note to Fannie Mae and acceptance of such Note by Fannie Mae.

Section 2.02.	Advances.

Borrower may deliver an Advance Request to Lender.

(a)           If the Advance Request is to obtain the Initial Advance and all conditions precedent contained in Section 5.02 and the General Conditions contained in Section 5.01 are satisfied on or before the Initial Closing Date, Lender shall make the Initial Advance on the Initial Closing Date or on such other date as Borrower and Lender may agree.

(b)           Any Future Advance shall be in the minimum amount of $3,000,000.  If all conditions precedent contained in Section 5.03 and Section 5.04 (if applicable) and the General Conditions contained in Section 5.01 are satisfied, Lender shall make the requested Future Advance, at a closing to be held at offices designated by Lender on a Closing Date selected or approved by Lender, which date shall be not more than ten (10) Business Days after Borrower’s receipt from Lender of the confirmed Rate Form (or on such other date as Borrower and Lender may agree).

Section 2.03.	Determination of Allocable Facility Amount and Valuations.

(a)           Initial Determinations.  On or before the Initial Closing Date, Lender shall determine (1) the Allocable Facility Amount and Valuation for each Mortgaged Property, (2) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio, (3) the Advance Amount, and (4) the Commitment amount.  The determinations made as of the Initial Closing Date shall remain unchanged until the First Anniversary.  Changes in Allocable Facility Amount, Valuations, the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio shall be made pursuant to Section 2.03(b).

(b)           Monitoring Determinations.  Once each Calendar Year, within twenty (20) Business Days after Borrower has delivered to Lender the reports required in Section 7.03, Lender shall determine the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio, the Valuations and whether Borrower is in compliance with the other covenants set forth in the Loan Documents.  After the First Anniversary, on an annual basis, and if Lender reasonably decides that changed market or property conditions warrant, Lender shall determine Valuations.  In determining Valuations, Lender shall use Cap Rates based on its internal survey and analysis of cap rates for comparable sales in the vicinity of the Mortgaged Property, with such adjustments as Lender deems appropriate and without any obligation to use any information provided by Borrower.  If Lender is unable to determine a Cap Rate for a Mortgaged Property, Lender shall have the right, not more than once annually, to obtain, at Borrower’s expense (at a cost not to exceed the cost for similar studies required by Lender for loans sold to Fannie Mae), a market study in order to establish a Cap Rate.  Lender shall promptly disclose its determinations to Borrower.  Until redetermined, the outstanding Valuations shall remain in effect.  Notwithstanding anything in this Agreement to the contrary, no change in the Aggregate Loan to Value Ratio or the Aggregate Debt Service Coverage Ratio shall, unless resulting from the removal of Collateral from the Collateral Pool, (5) result in a Potential Event of Default or Event of Default, (6) require the prepayment of any Advances, or (7) require the addition of Collateral to the Collateral Pool.

Section 2.04.	Additional Advances Made on Increased Values.

(a)           Notwithstanding anything to the contrary in this Agreement, after the First Anniversary, no more than one (1) time during the Facility Availability Period, and provided Borrower has increased the Commitment prior to the First Anniversary pursuant to Article 4 of this Agreement, Borrower shall be entitled to a Future Advance based on decreases in the Aggregate Loan to Value Ratio and increases in the Aggregate Debt Service Coverage Ratio as determined by Lender in accordance with this Agreement.  The minimum aggregate amount of such Future Advances shall be $3,000,000.  The maximum aggregate amount of such Future Advance shall be equal to the amount which, when combined with Advances already Outstanding, equals the maximum amount of Advances that could be Outstanding that would result in an Aggregate Loan to Value Ratio less than or equal to seventy-five percent (75%) and an Aggregate Debt Service Coverage Ratio greater than or equal to 1.30:1.0.

(b)           Borrower shall request a Future Advance pursuant to this Section 2.04 by giving Lender an Advance Request in accordance with Section 2.02.  Upon the closing of such Future Advance, the Allocable Facility Amount attributed to each Mortgaged Property shall be increased as determined by Lender.  Each Borrower shall enter into a new Note evidencing such Future Advance.

(c)           In connection with the closing of any Future Advance pursuant to this Section 2.04, Borrower shall pay the Re-Underwriting Fee and Additional Origination Fee.

Section 2.05.	Advances made for Additional Units

(a)           Notwithstanding anything to the contrary in this Agreement, after the First Anniversary, no more than one (1) time during the Facility Availability Period, and provided Borrower has increased the Commitment prior to the First Anniversary pursuant to Article 4 of this Agreement, Borrower may request that Lender approve a Future Advance based on the addition or proposed addition of units to be constructed on or adjacent to a Mortgaged Property in the Collateral Pool.   Lender may approve such request in its sole discretion based on factors including but not limited to the then current Valuation of the Mortgaged Properties, the then current Aggregate Debt Service Coverage Ratio, the then current Aggregate Loan to Value Ratio, the strength of the Guarantor, the quality of the markets where the Mortgaged Properties are located, and then current terms and conditions for similar loans anticipated to be sold to Fannie Mae.   If required by Lender, this Agreement shall be amended to incorporate the terms and provisions of Future Advances made pursuant to this Section 2.05.  Any proposed Alterations to Mortgaged Property shall be subject to the terms of Section 7.05 of this Agreement.

(b)           Upon the closing of such Future Advance, the Allocable Facility Amount attributed to each Mortgaged Property shall be increased as determined by Lender.  Each Borrower shall enter into a new Note evidencing such Future Advance.

(c)           In connection with the closing of any Future Advance pursuant to this Section 2.05, Borrower shall pay the Re-Underwriting Fee and Additional Origination Fee.

ARTICLE 3

COLLATERAL CHANGES

Section 3.01.	Obligation to Add Collateral.

As of the Initial Closing Date, Borrower shall add the Initial Mortgaged Properties as set forth on Exhibit A.

Section 3.02.	Right to Add Collateral.

Subject to the terms and conditions of this Article 3, provided that Borrower has increased the Commitment prior to the First Anniversary pursuant to Article 4 , Borrower shall have the right, from time to time during the Facility Availability Period, to add Seniors Housing Facilities to the Collateral Pool in connection with a Future Advance.

Section 3.03.	Procedure for Adding Collateral.

The procedure for adding Collateral contained in this Section 3.03 shall apply to all additions of Collateral.

(a)           Request.  From time to time during the Facility Availability Period, Borrower may deliver to Lender an Addition Request to add one (1) or more Seniors Housing Facilities to the Collateral Pool.  Each Addition Request shall be accompanied by the following:  (8) the quality and type of property-related information required by Lender in connection with the Initial Advances made hereunder and any additional information Lender may reasonably request; and (9) the payment of all Additional Collateral Due Diligence Fees.

(b)           Underwriting.  Prior to the First Anniversary, Borrower may add any Additional Mortgaged Property provided that, after such addition, the Coverage and LTV Tests are satisfied.  On and after the First Anniversary, the proposed Additional Mortgaged Property must itself have a Debt Service Coverage Ratio of not less than 1.30:1.0 and a Loan to Value Ratio of not more than seventy-five percent (75%), and, after such addition, the Coverage and

LTV Tests must be satisfied.  Notwithstanding the foregoing, at Borrower’s request, Lender may, in its sole discretion, agree to add an Additional Mortgaged Property to the Collateral Pool if, after the completion of such addition, the Coverage and LTV tests are not satisfied, based on factors that are not in conflict with Lender’s Underwriting Requirements, including but not limited to the then current Valuation of the Mortgaged Properties, the then current Aggregate Debt Service Coverage Ratio, the then current Aggregate Loan to Value Ratio, the strength of the Guarantor, the quality of the markets where the Mortgaged Properties are located and the quality of any Additional Collateral.  Lender shall evaluate the proposed Additional Mortgaged Property in accordance with the Underwriting Requirements, and shall make underwriting determinations as to the Debt Service Coverage Ratio and the Loan to Value Ratio of the proposed Additional Mortgaged Property and the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio applicable to the Collateral Pool on the basis of the lesser of (10) the acquisition price of the proposed Additional Mortgaged Property if purchased by Borrower within twelve (12) months of the related Addition Request, and (11) a Valuation made with respect to the proposed Additional Mortgaged Property.  Within thirty (30) Business Days after receipt of (a) the Addition Request and (b) all reports, certificates and documents required by the Underwriting Requirements, Lender shall notify Borrower whether it has determined whether the proposed Additional Mortgaged Property meets the conditions for addition of a Mortgaged Property as determined by Lender.  If Lender determines that the proposed Additional Mortgaged Property meets the conditions set forth in this Agreement, it shall set forth the Aggregate Debt Service Coverage Ratio, the Aggregate Loan to Value Ratio, and the Advance Amount that Lender estimates shall result from the addition of the proposed Additional Mortgaged Property. Within ten (10) Business Days after receipt of Lender’s written consent to the Addition Request, Borrower shall notify Lender in writing whether it elects to add the proposed Additional Mortgaged Property to the Collateral Pool.  If Borrower fails to respond within the period of ten (10) Business Days, it shall be conclusively deemed to have elected not to add the proposed Additional Mortgaged Property to the Collateral Pool.

(c)           Closing.  If Lender determines that the proposed Additional Mortgaged Property meets the conditions set forth in this Agreement, Borrower timely elects to add the proposed Additional Mortgaged Property to the Collateral Pool and all conditions precedent contained in Section 5.04 and all General Conditions contained in Section 5.01 are satisfied, the proposed Additional Mortgaged Property shall be added to the Collateral Pool, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, occurring within thirty (30) Business Days after Lender’s receipt of Borrower’s election (or on such other date as Borrower and Lender may agree).

(d)           Geographic Diversity.  Lender may reject an Addition Request on the basis of the resulting geographic diversity of the Collateral Pool after the closing of such Addition, in Lender’s sole discretion.  Lender hereby consents to the geographic diversity of the Collateral Pool on the Initial Closing Date.

Section 3.04.	Right to Obtain Releases of Collateral.

Subject to the terms and conditions of this Article 3, Borrower shall have the right from time to time to obtain a release of Collateral from the Collateral Pool.

Section 3.05.                                Procedure for Obtaining Releases of Collateral.

(a)           Request.  To obtain a release of Collateral from the Collateral Pool, Borrower may deliver a Release Request to Lender.  The closing of the transaction contemplated by the Release Request shall automatically result in a termination of such portion of the Credit Facility repaid in connection with the release.

(b)           Closing.  If all conditions precedent contained in Section 5.05 and all General Conditions contained in Section 5.01 are satisfied, Lender shall cause the Release Property to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) days after Lender’s receipt of the Release Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Release Documents.  If required by Lender, Borrower shall prepare the Release Documents and submit them to Lender for its review.

(c)           Release Price.  The “Release Price” for each Release Property means the greater of (12) one hundred percent (100%) of the Allocable Facility Amount for the Release Property and (13) one hundred percent (100%) of the amount, if any, of Advances Outstanding that are required to be repaid by Borrower to Lender in connection with the proposed release of the Release Property from the Collateral Pool so that, immediately after the release, (a) the Aggregate Debt Service Coverage Ratio is at least the greater of (i) the Aggregate Debt Service Coverage Ratio immediately prior to the release or (ii) 1.30:1.0; and (b) the Aggregate Loan to Value Ratio is no greater than the lesser of (i) the Aggregate Loan to Value Ratio immediately prior to the release or (ii) seventy-five percent (75%).  In addition to the Release Price, subject to the terms of Section 3.02(d) and Section 3.02(e), Borrower shall pay to Lender all associated prepayment premiums and other amounts due under the Note(s) being repaid.

(d)           Application of Release Price.

(i)           The Release Price for the Release Property shall be applied against the Outstanding Advances provided that any prepayment premium due and owing is paid.

(ii)           In the event the Loan may not be prepaid under the terms of the Note, the Release Price, if any, shall be held by Lender (or its appointed collateral agent) in an interest-bearing account designated by Lender as substitute Collateral (collectively, with any interest thereon, “Substitute Cash Collateral”), in accordance with a security agreement (if required by Lender) and other documents in form and substance acceptable to Lender.  Upon the release of the Substitute Cash Collateral (when the Loan can be prepaid under the Note), any interest on such collateral shall be delivered to Borrower.  Any Substitute Cash Collateral remaining after payment of the Release Price will be returned to Borrower on the date all Loans are repaid in full or after an event that brings the Collateral Pool into compliance with the Release Price provisions in Section 3.05(c).

(e)           Geographic Diversity.  Lender may reject a Release Request on the basis of the resulting geographic diversity of the Collateral Pool after the closing of such Release, in

Lender’s sole discretion.  Lender hereby consents to the geographic diversity of the Collateral Pool on the Initial Closing Date.

Section 3.06.	Substitutions.

(a)           Right to Substitute Collateral.  Subject to the terms, conditions and limitations of Article 3 and Article 5, Borrower shall have the right to obtain the release of one or more Release Properties from the Collateral Pool by replacing such Release Property with one or more Additional Mortgaged Properties that meet the requirements of this Agreement (the “Substitute Mortgaged Property”) thereby effecting a “Substitution” of Collateral, provided that –

(i)           prior to the First Anniversary, (c) the Aggregate Debt Service Coverage Ratio after the completion of such Substitution is at least equal to the Aggregate Debt Service Coverage Ratio immediately prior to the Substitution, and (d) the Loan to Value Ratio after the completion of such Substitution is no greater than the Aggregate Loan to Value Ratio immediately prior to the Substitution, and

(ii)           on and after the First Anniversary, (e) the  Substitute Mortgaged Property itself must have a Debt Service Coverage Ratio of at least 1.30:1.0 and a Loan to Value Ratio no greater than seventy-five percent (75%), and (f) the Aggregate Debt Service Coverage Ratio after the completion of the Substitution is the greater of (i) the Aggregate Debt Service Coverage Ratio in effect immediately prior to the Substitution, or (ii) 1.30:1.0 and (g) Aggregate Loan to Value Ratio after the completion of the Substitution is the lesser of (i) the Aggregate Loan to Value Ratio in effect immediately prior to the Substitution, or (ii) seventy-five percent (75%).

(b)           Request.  Borrower shall deliver to Lender both a completed and executed Addition Request and Release Request (together, the “Substitution Request”).  Each Substitution Request shall be accompanied by the following:  (14) the information required by the Underwriting Requirements with respect to the proposed Substitute Mortgaged Property and any additional information Lender reasonably requests; (15) the payment of all Additional Collateral Due Diligence Fees; and (16) the payment of a deposit of $25,000 (the “Substitution Cost Deposit”). The Substitution Cost Deposit shall be used by Lender to cover all out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees, expenses and due diligence costs incurred by Fannie Mae and Lender in connection with such Substitution whether the Substitution actually closes.

(c)           Underwriting.

(i)           Lender shall determine whether the proposed Substitute Mortgaged Property satisfies the Underwriting Requirements.

(ii)           Within thirty (30) Business Days after receipt of (a) the Substitution Request and (b) all reports, certificates and documents required by the Underwriting Requirements and this Agreement, including a zoning analysis required by Lender in connection with similar loans anticipated to be sold to Fannie Mae, Lender shall notify the applicable Borrower whether the Substitute Mortgaged Property meets the requirements of this Section 3.06 and the Underwriting Requirements and the other requirements for the Addition of a Mortgaged Property as determined by Lender.  Within ten (10) Business Days after receipt of Lender’s written notice in response to the Substitution Request, Borrower shall notify Lender whether it elects to proceed with the Substitution.  If Borrower fails to respond within the period of ten (10) Business Days, it shall be conclusively deemed to have elected not to proceed with the Substitution.

(d)           Closing.  If, pursuant to this Section 3.06, Lender determines that the conditions set forth herein for the Substitution of the proposed Substitute Mortgaged Property into the Collateral Pool in replacement of the proposed Release Property are satisfied, and Borrower timely elects to cause such Substitution to occur and all conditions contained in this Section 3.06 and Section 5.01, Section 5.04 and Section 5.05, to the extent Lender determines such Sections are applicable, are satisfied, then the proposed Substitute Mortgaged Property shall be substituted into the Collateral Pool in replacement of the proposed Release Property, at a closing to be held at offices designated by Lender on a Closing Date selected or approved by Lender, and occurring --

(i)           if the Substitution of the proposed Substitute Mortgaged Property is to occur simultaneously with the release of the proposed Release Property, within thirty (30) days after Lender’s receipt of Borrower’s election (or on such other date to which Borrower and Lender may agree); or

(ii)           if the Substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Property, within ninety (90) days after the release of the Release Property (provided however, if Borrower is diligently pursuing a 1031 exchange with respect to such Release Property and provides evidence to Lender’s satisfaction of the same, such ninety (90) day period may be extended for up to one additional ninety (90) day period, provided such date does not exceed one hundred eighty (180) days after Lender’s receipt of the applicable Borrower’s election, unless otherwise agreed to by Lender) (the “Property Delivery Deadline”) in accordance with the terms of this Section 3.06(d).

(iii)           If the addition of the proposed Substitute Mortgaged Property to the Collateral Pool does not occur on or before the Property Delivery Deadline, then Borrower shall have waived its right to substitute such Release Property with the proposed Substitute Mortgaged Property, and Borrower shall comply with the requirement set forth in Section 5.05 not previously satisfied with respect to the Release Property, including payment of the Release Price from the Substitution Deposit as set forth in Section 3.06(e).  Such Release Price, or the applicable portion thereof, shall be applied in the manner set forth in Section 3.05(d).

(e)           Substitution Deposit.

(i)           The Deposit.                                 If an addition of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Property pursuant to Section 3.06(d), at the Closing Date of the release of the Release Property, Borrower shall deposit with Lender the “Substitution Deposit” described in Section 3.06(e)(ii) in the form of cash or, in lieu of depositing cash for the Substitution Deposit, Borrower may post a letter of credit issued by a financial institution acceptable to Lender and having terms and conditions acceptable to Lender, having a face amount equal to the Substitution Deposit.

(ii)           Substitution Deposit Amount. The “Substitution Deposit” for each proposed Substitution shall be an amount equal to the sum of (c) the Release Price for the Release Property, plus (d) any and all of the yield maintenance or prepayment premium required by the Note through the end of the month in which the Property Delivery Deadline occurs, as if the Note were to be prepaid in such month, plus (e) interest on the Note through the end of the month in which the Property Delivery Deadline occurs, plus (f) the Substitution Cost Deposit.  In the event that the Borrower elects to post a letter of credit in lieu of cash for the Substitution Deposit, Borrower shall also be obligated to make any regularly scheduled payments of principal and interest due under the applicable Note during any period between the closing of the Release Property and the earlier of the closing of the Substitute Mortgaged Property and the date of prepayment of the Note.

(iii)           Failure to Close Substitution.  If the addition of the proposed Substitute Mortgaged Property does not occur by the Property Delivery Deadline in accordance with Section 3.06(d)(ii), then Borrower shall have irrevocably waived its right to substitute such Release Property with the proposed Substitute Mortgaged Property, and the release of the Release Property shall be deemed to be a Release pursuant to Section 3.02.  The Property Delivery Deadline shall be no later than the date ninety (90) days after the effective date the Lender’s lien on such Release Property is released (as such date may be extended pursuant to Section 3.06(c)(ii)).  Any Note being prepaid shall be deemed to be prepaid as of the end of the month in which the Property Delivery Deadline falls, and the Lender, shall follow standard Fannie Mae procedures for the prepayment of the Note, including delivery of the Substitution Deposit, together with all yield maintenance, fee maintenance, or prepayment premium, if any, then due, to Fannie Mae in accordance with such procedures.

(iv)           Substitution Deposit Disbursement.  At closing of the Substitution, Lender shall disburse the Substitution Deposit, including any portion of the Substitution Cost Deposit, directly to Borrower at such time as the conditions set forth in Section 5.01 and Section 5.04 have been satisfied, which must occur no later than the Property Delivery Deadline.

(f)           Conditions Precedent to Substitutions.  The obligation of Lender to make a requested Substitution is subject to Lender’s determination that each of the conditions precedent for additions of Additional Mortgaged Properties and releases of Release Mortgaged Properties set forth in Section 5.01, Section 5.04 and Section 5.05 of this Agreement have been satisfied.

(g)           Geographic Diversity.  Lender may reject a Substitution Request on the basis of the resulting geographic diversity of the Collateral Pool after the closing of such Substitution, in Lender’s sole discretion.

ARTICLE 4

INCREASE OF CREDIT FACILITY

Section 4.01.	Right to Increase Commitment.

Subject to the terms, conditions and limitations of this Article, Borrower shall have the right, prior to the First Anniversary, to increase the Commitment.  Borrower’s right to increase the Commitment is subject to the following limitations:

(a)           Maximum Amount of Increase in Commitment.  The maximum amount by which the Commitment may be increased is $8,110,132 (for a maximum total Commitment of $250,000,000).

(b)           Minimum Request.  Each Request for an increase in the Commitment shall be in the minimum amount of $3,000,000.

(c)           Terms and Conditions.  The terms and conditions (including the Facility Fee) applicable to any increase in the Commitment shall be mutually agreed upon by Lender and Borrower.

Section 4.02.	Procedure for Obtaining Increases in Commitment.

To obtain an increase in the Commitment, Borrower shall deliver an Expansion Request to Lender.

Section 4.03.	Closing.

If all conditions precedent contained in Section 5.06 of this Agreement and all applicable General Conditions contained in Section 5.01 of this Agreement are satisfied, Lender shall permit the Expansion Request to occur, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within fifteen (15) Business Days after Lender’s receipt of the Expansion Request (or on such other date as Borrower and Lender may agree).

ARTICLE 5

CONDITIONS PRECEDENT TO ALL REQUESTS

Section 5.01.	Conditions Applicable to All Requests.

Borrower’s right to close the transaction requested in a Request shall be subject to Lender’s determination that all of the following general conditions precedent (“General Conditions”) have been satisfied, in addition to any other conditions precedent contained in this Agreement:

(a)           Payment of Expenses.  The payment by Borrower of Lender’s and Fannie Mae’s reasonable third party out-of-pocket fees and expenses payable in accordance with this Agreement, including, but not limited to, the legal fees and expenses described in Section 9.03.

(b)           No Material Adverse Change.  There has been no material adverse change in the financial condition or business of Borrower or Guarantor or in the physical condition, operating performance or value of any of the Mortgaged Properties since the date of the most recent Compliance Certificate (or, with respect to the conditions precedent to the Initial Advance, from the condition or business reflected in the financial statements, reports and other information obtained by Lender during its review of Borrower and Guarantor and the Initial Mortgaged Properties).

(c)           No Default.  There shall exist no Event of Default or Potential Event of Default on the Closing Date for the Request and, after giving effect to the transaction requested in the Request, no Event of Default or Potential Event of Default shall have occurred.

(d)           No Insolvency. Receipt by Lender on the Closing Date for the Request of evidence satisfactory to Lender that neither Borrower nor Guarantor is insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Loan Documents, including the making of a Future Advance, or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.

(e)           No Untrue Statements.  The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary to make the information contained therein not misleading.

(f)           Representations and Warranties.  All representations and warranties made by Borrower and Guarantor in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request.

(g)           No Condemnation or Casualty.  Except in connection with a Release Request, there shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against the Mortgaged Property and there shall not have occurred any casualty to any improvements located on the Mortgaged Property, which casualty would have a material adverse effect on the continued operations of such Mortgaged Property.

(h)           Delivery of Closing Documents.  The receipt by Lender of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:

(i)           The Loan Documents relating to such Request;

(ii)           A Compliance Certificate;

(iii)           An Organizational Certificate; and

(iv)           Such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.

(i)           Covenants.  Borrower is in full compliance with each of the covenants contained in Article 7 and Article 8 of this Agreement, without giving effect to any notice and cure rights of Borrower.

Section 5.02.	Conditions Precedent to Initial Advance.

The obligation of Lender to make the Initial Advance is subject to the following conditions precedent:

(a)           Receipt by Lender of the fully executed Advance Request;

(b)           Delivery to the Title Company, for filing and/or recording in all applicable jurisdictions, of all applicable Loan Documents required by Lender, including duly executed and delivered original copies of the Note, the Guaranty, the Initial Security Instruments covering the Initial Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Collateral comprised of personal property, and other appropriate instruments, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Liens created by the applicable Security Instruments and any other Loan Documents creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(c)           Receipt by Lender of the Initial Origination Fee pursuant to Section 9.01(a) and the Initial Due Diligence Fees pursuant to Section 9.02(a).

Section 5.03.	Conditions Precedent to Future Advances.

A Future Advance is subject to the satisfaction of the following conditions precedent:

(a)           Receipt by Lender of the fully executed Advance Request;

(b)           In connection with a Future Advance made pursuant to Section 2.04 or Section 2.05, after giving effect to the requested Future Advance, the requirements of Section 2.04 or Section 2.05, as applicable, will be satisfied;

(c)           Delivery of a Note, duly executed by Borrower, in the amount and reflecting all of the terms of the Advance;

(d)           In connection with a Future Advance made pursuant to Section 2.04 or Section 2.05, receipt by Lender of an endorsement to the Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date or the Closing Date such Mortgaged Property was added to the Collateral Pool and other exceptions approved by Lender;

(e)           Receipt by Lender of the Additional Origination Fee applicable to such Future Advance;

(f)           If such Future Advance is made pursuant to Section 2.04 or Section 2.05, receipt by Lender of the Re-Underwriting Fee; and

(g)           Receipt by Lender of a Confirmation of Guaranty.

Section 5.04.	Conditions Precedent to Addition of an Additional Mortgaged Property to the Collateral Pool.

The addition of an Additional Mortgaged Property to the Collateral Pool on the applicable Closing Date is subject to the satisfaction of the following conditions precedent:

(a)           Prior to the First Anniversary, the Coverage and LTV Tests shall be met;

(b)           After the First Anniversary, the proposed Additional Mortgaged Property has a Debt Service Coverage Ratio of not less than 1.30:1.0 and a Loan to Value Ratio of not more than seventy-five percent (75%) and immediately after giving effect to the requested addition, the Coverage and LTV Tests will be satisfied;

(c)           If the Additional Mortgaged Property is being added to the Collateral Pool in connection with a Substitution made pursuant to Section 3.06 –

(i)           prior to the First Anniversary, (g) the Aggregate Debt Service Coverage Ratio after the completion of such Substitution is at least equal to the Aggregate Debt Service Coverage Ratio immediately prior to the Substitution, and (h) the Loan to Value Ratio after the completion of such Substitution is no greater than the Aggregate Loan to Value Ratio immediately prior to the Substitution, and

(ii)           on and after the First Anniversary, (i) the  Substitute Mortgaged Property itself must have a Debt Service Coverage Ratio of at least 1.30:1.0 and a Loan to Value Ratio no greater than seventy-five percent (75%), and (j) the Aggregate Debt Service Coverage Ratio after the completion of the Substitution is the greater of (i) the Aggregate Debt Service Coverage Ratio in effect immediately prior to the Substitution, or (ii) 1.30:1.0 and (k) Aggregate Loan to Value Ratio after the completion of the Substitution is the lesser of (i) the Aggregate Loan to Value Ratio in effect immediately prior to the Substitution, or (ii) seventy-five percent (75%).

(d)           If the Additional Mortgaged Property is being added in connection with a substitution made pursuant to Section 3.06 of this Agreement, receipt by Lender of the Substitution Fee;

(e)           Immediately after giving effect to such addition, the percentage of Alzheimer Beds in the Collateral Pool shall not exceed thirty-eight percent (38%).

(f)           For each Additional Mortgaged Property, delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Addition Loan Documents required by Lender, including duly executed and delivered original copies of any Security Instruments and UCC-1 Financing Statements covering the portion of the Additional Mortgaged Property comprised of personal property, and other appropriate documents, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other Addition Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(g)           If required by Lender, new Note(s) or amendments to the Notes and the Security Instruments, reflecting the addition of the Additional Mortgaged Property to the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the lien of the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date and other exceptions approved by Lender; and

(h)           Receipt by Lender of a Title Insurance Policy for the Additional Mortgaged Property with a tie-in Endorsement, if available in the jurisdiction in which the Additional Mortgaged Property is located, and an endorsement to each other Title Insurance Policy containing a tie-in Endorsement (if available in the jurisdiction in which the other Mortgaged Property is located), adding a reference to the Additional Mortgaged Property.

Section 5.05.	Conditions Precedent to Release of Property from the Collateral Pool.

The release of a Mortgaged Property from the Collateral Pool is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)           Immediately after giving effect to the requested release, (l) the Aggregate Debt Service Coverage Ratio is at least the greater of (i) the Aggregate Debt Service Coverage Ratio immediately prior to the release or (ii) 1.30:1.0; and (m) the Aggregate Loan to Value Ratio is no greater than the lesser of (i) the Aggregate Loan to Value Ratio immediately prior to the release or (ii) seventy-five percent (75%).  In addition to the Release Price, Borrower shall pay to Lender all associated prepayment premiums and other amounts due under the Notes being repaid;

(b)           Immediately after giving effect to the requested release, the percentage of Alzheimer Beds in the Collateral Pool shall not exceed thirty-eight percent (38%).

(c)           Receipt by Lender of the Release Price;

(d)           Receipt by Lender of the Release Fee;

(e)           Receipt by Lender on the Closing Date of one (1) or more counterparts of each Release Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Release Document;

(f)           If required by Lender, amendments to the Notes and the Security Instruments, reflecting the release of the Release Property from the Collateral Pool; and

(g)           Receipt by Lender on the Closing Date of a Confirmation of Obligations, dated as of the Closing Date, signed by Borrower and Guarantor, pursuant to which Borrower and Guarantor confirm their remaining obligations under the Loan Documents in the form attached hereto as Exhibit J (the “Confirmation of Obligations”).

Section 5.06.	Conditions Precedent to Increase in Commitment.

The right of Borrower to increase the Commitment is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)           Receipt by Lender of the Additional Origination Fee;

(b)           Receipt by Lender of an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date, increasing the limits of liability to the Commitment, as increased under this Article 5, showing no additional exceptions to coverage other than the exceptions shown on the applicable Title Insurance Policy and other exceptions approved by Lender, together with any reinsurance agreements required by Lender; and

(c)           Receipt by Lender of fully executed original copies of all Expansion Loan Documents, each of which shall be in full force and effect, and in form and substance satisfactory to Lender in all respects.

Section 5.07.	Delivery of Opinion Relating to Advance Request, Addition Request or Expansion Request.

With respect to the closing of an Advance Request, an Addition Request or an Expansion Request, it shall be a condition precedent that Lender receives favorable opinions of counsel (including local and in house counsel, as applicable) to Borrower, as to the due organization and qualification of Borrower, the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects.

Section 5.08.	Delivery of Property-Related Documents.

With respect to each of the Initial Mortgaged Properties or an Additional Mortgaged Property, it shall be a condition precedent that Lender receive from Borrower each of the documents and reports required by Lender pursuant to the Underwriting Requirements in connection with the pledge of such Mortgaged Property and, each of the following, each dated as of the Closing Date for the Initial Mortgaged Property or an Additional Mortgaged Property, as the case may be, in form and substance satisfactory to Lender in all respects:

(a)           A commitment for the Title Insurance Policy applicable to the Mortgaged Property and a pro forma Title Insurance Policy based on the title commitment.

(b)           The Insurance Policy (or a certified copy of the Insurance Policy) applicable to the Mortgaged Property.

(c)           The Survey applicable to the Mortgaged Property.

(d)           Evidence satisfactory to Lender of compliance of the Mortgaged Property with Property Laws.

(e)           An Appraisal of the Mortgaged Property.

(f)           A Replacement Reserve Agreement, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents.

(g)           A Completion/Repair and Security Agreement, together with required escrows, on the standard form required by Lender, if applicable.

(h)           An Assignment of Management Agreement, on the standard form required by Lender, if applicable.

(i)           An Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law.

(j)           A Certificate of Borrower.

(k)           An Operating Lease in a form approved by Lender.

(l)           If required by Lender, a Subordination, Assignment and Security Agreement (Operator) with respect to the Operating Lease on the standard form required by Lender.

(m)           If required by Lender, a Subordination, Assignment and Security Agreement (Manager) with respect to the Management Agreement on the standard form required by Lender.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.01.	Representations and Warranties of Borrower.

The representations and warranties of Borrower Parties are contained in the “Certificate of Borrower,” the form of which is attached to this Agreement as Exhibit K.

Section 6.02.	Representations and Warranties of Lender.

Lender hereby represents and warrants to Borrower as follows:

(a)           Due Organization.  Lender is a corporation duly organized, validly existing and in good standing under the laws of California.

(b)           Power and Authority.  Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c)           Due Authorization.  The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated hereby, and the performance by it of its obligations hereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.

ARTICLE 7

AFFIRMATIVE COVENANTS OF BORROWER

Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 7.01.	Compliance with Agreements.

Borrower and Guarantor shall comply with all the terms and conditions of each Loan Document to which it is a party or by which it is bound; provided, however, that Borrower’s or Guarantor’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document.

Section 7.02.	Maintenance of Existence.

Each Borrower Party shall maintain its existence and continue to be organized under the laws of the state of its organization. Borrower shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.

Section 7.03.	Financial Statements; Accountants’ Reports; Other Information.

Each Borrower Party shall keep and maintain at all times complete and accurate books of accounts and records in sufficient detail to correctly reflect (17) all of Borrower’s and Guarantor’s financial transactions and assets and (18) the results of the operation of each Mortgaged Property and copies of all written contracts, Leases and other instruments which affect each Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service and management services).  In addition, Borrower shall furnish, or cause to be furnished, to Lender:

(a)           Annual and Quarterly Statements.  All reports required pursuant to Section 14 of each Security Instrument.

(b)           Accountants’ Reports; Other Reports.  Within ten (10) days upon receipt thereof: (19) copies of any reports or management letters submitted to Borrower by its independent certified public accountants in connection with the examination of its financial statements made by such accountants (except for reports otherwise provided pursuant to subsection (a) above); provided, however, that Borrower shall only be required to deliver such reports and management letters to the extent that they relate to Borrower or any Mortgaged Property; and (20) all schedules, financial statements or other similar reports delivered by Borrower pursuant to the Loan Documents or requested by Lender with respect to Borrower’s business affairs or condition (financial or otherwise) or any of the Mortgaged Properties.

(c)           Annual Budgets.  On the later of (21) prior to the start of its fiscal year or (22) within ten (10) days after completion, an annual budget for each Mortgaged Property for such fiscal year, setting forth an estimate of all of the costs and expenses, including capital expenses, of maintaining and operating each Mortgaged Property.

(d)           Reports; Licensing Information.  Within thirty (30) days of receipt by Borrower, copies of all written inspection reports, reviews and certifications prepared by, for, or on behalf of any licensing or regulatory authority relating to any Mortgaged Property and any legal actions, orders, notices, or reports relating to any Mortgaged Property issued by the applicable regulatory or licensing authorities.

(e)           Services and Operations.  Upon the written request of Lender, copies of all reports relating to the services and operations of any Mortgaged Property, including, if applicable, Medicaid cost reports and records relating to account balances due to or from Medicaid or any private insurer.

(f)           Incident Reports.  Quarterly, with the financial statements Borrower is required to submit to Lender pursuant to Section 14 of the Security Instrument, copies of all loss runs and claims history submitted to any liability insurance carrier or any elderly affairs, regulatory or licensing authority.

Section 7.04.	Certificate of Compliance.

Borrower shall deliver to Lender concurrently with the delivery of the financial statements and/or reports required by Section 7.03(a) a certificate signed by an authorized representative of Borrower reasonably acceptable to Lender (23) setting forth in reasonable detail the calculations required to establish whether Borrower and Guarantor were in compliance with the requirements of Section 7.11 of this Agreement on the date of such financial statements, and (24) stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Potential Event of Default has occurred, or if an Event of Default or Potential Event of Default has occurred, specifying the nature thereof in reasonable detail and the action Borrower is taking or proposes to take.  Any certificate required by this Section shall run directly to and be for the benefit of Lender and Fannie Mae.

Section 7.05.	Alterations to the Mortgaged Properties.

Borrower shall have the right to undertake, or cause to be undertaken, any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Property which Borrower owns without the prior consent of Lender; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Lender if (25) such Alteration could reasonably be expected to adversely affect the value of such Mortgaged Property or its operation as a seniors housing facility in substantially the same manner in which it is being operated on the date such property became Collateral, (26) the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to five percent (5%) or more of the Resident Agreements  would be permitted to terminate their Resident Agreements or to abate the payment of all or any portion of their rent, or (27) such Alteration will be completed in more than twelve (12) months from the date of commencement or in the last year of the Term of this Agreement.  Notwithstanding the foregoing, Borrower must obtain Lender’s prior written consent to construct Alterations with respect to the Mortgaged Property having a cost in excess of, with respect to any Mortgaged Property, $250,000 (or having a cost in excess of $1,000,000 with respect to all Mortgaged Properties in the aggregate over any twelve (12) month period) and Borrower must give prior written notice to Lender of its intent to construct Alterations with respect to any Mortgaged Property having a cost in excess of $100,000; provided, however, that the preceding requirements shall not be applicable to Alterations made, conducted or undertaken as part of the routine maintenance and repair of the Mortgaged Properties as required by the Loan Documents.

Section 7.06.	Loan Document Taxes.

If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Loan Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, Borrower shall pay all such Loan Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) as they become due and payable and shall promptly furnish proof of such payment to Lender, as applicable.  In the event of passage of any law or regulation permitting, authorizing or requiring such Loan Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit Borrower from paying the Loan Document Taxes to or for Lender, Borrower shall enter into such further instruments as may be permitted by law to obligate Borrower to pay such Loan Document Taxes.

Section 7.07.	Further Assurances.

Borrower, at the request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may reasonably request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents.

Section 7.08.                                Transfer of Ownership Interests in Borrower.

Transfer provisions shall be as set forth in each Security Instrument, as such provisions may be modified from time to time pursuant to an amendment to this Agreement or an amendment to the Security Instrument.

Section 7.09.	Transfer of Ownership of Mortgaged Property.

Transfer provisions shall be as set forth in each Security Instrument, as such provisions may be modified from time to time pursuant to an amendment to this Agreement or an amendment to the Security Instrument.

Section 7.10.	Change in Senior Management.

Borrower shall give Lender notice of any change in the identity of Senior Management.

Section 7.11.	Liquidity and Net Worth Tests.

(a)           Liquidity Test.  Guarantor shall at all times maintain cash and Cash Equivalents of not less than $7,500,000.

(b)           Net Worth Test.  Guarantor shall at all times maintain its Net Worth so that it is not less than $91,000,000.

ARTICLE 8

NEGATIVE COVENANTS OF BORROWER

Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 8.01.	Other Activities.

(a)           Borrower shall not amend its Organizational Documents in any material respect without the prior written consent of Lender;

(b)           Borrower and Guarantor shall not dissolve or liquidate in whole or in part;

(c)           Borrower shall not, except as otherwise provided in this Agreement, without the prior written consent of Lender, merge or consolidate with any Person; or

(d)           Borrower shall not use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Seniors Housing Facility and ancillary uses consistent with Seniors Housing Facilities.

Section 8.02.	Indebtedness.

Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than Advances) in connection with any of the Mortgaged Properties.  Neither Borrower nor any owner of Borrower shall incur any “mezzanine debt,” issue any preferred equity or incur any similar Indebtedness or equity with respect to any Mortgaged Property, provided that Guarantor shall be permitted to issue preferred equity or incur similar Indebtedness or equity as long as the same is not “mezzanine debt” or secured by the Mortgage Property. For the purposes of this Section 8.02, “mezzanine debt” shall mean any debt secured by a pledge of the ownership interest in Borrower or any owner of Borrower.

Section 8.03.	Principal Place of Business.

Borrower shall not change its principal place of business or the location of its books and records, each as set forth in Borrower’s Certificate, without first giving thirty (30) days’ prior written notice to Lender.

Section 8.04.	Restrictions on Distributions.

Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests as such if, at the time of such distribution, a Potential Event of Default or an Event of Default has occurred and remains uncured.

Section 8.05.	Changes to Operating Leases.

 No Mortgaged Property may be master leased, provided that each Mortgaged Property shall be master leased to Operator pursuant to an Operating Lease approved by Lender.  Borrower shall not, without the prior written consent of Lender, which consent shall be given in Lender’s reasonable discretion, agree to any material modification or amendment to any Operating Lease and shall not terminate any Operating Lease without Lender’s prior written consent, unless after such termination all Resident Agreements related to the relevant Mortgaged Property shall remain in full force and effect with Borrower or a successor Operator becoming a landlord under such Resident Agreements, provided that Lender’s consent shall no longer be required after a Mortgaged Property is released from the Collateral Pool.  In the event that any Operating Lease matures earlier than the Termination Date, no later than ninety (90) days prior to expiration of such Operating Lease Borrower shall extend the term of such Operating Lease, and provide written evidence to Lender of the same in a form approved by Lender.

Section 8.06.	Alzheimer’s Beds.

The total percent of all Alzheimer’s Beds in the Collateral Pool shall not exceed thirty-eight percent (38%).

ARTICLE 9

FEES

Section 9.01.	Origination Fees.

(a)           Initial Origination Fee.  Borrower shall pay to Lender on or before the Initial Closing Date an origination fee (“Initial Origination Fee”) equal to $1,814,174 (75  basis points (0.75%) multiplied by the total Advances made on the Initial Closing Date) (which includes a 10 basis point facility fee due to Fannie Mae).

(b)           Additional Origination Fees.  Upon the closing of an Advance Request for a Future Advance, Borrower shall pay to Lender an origination fee (“Additional Origination Fee”) equal to the product obtained by multiplying (28) the amount Advanced as a result of such Request, by (29) 75 basis points (0.75%) (which includes a 10 basis point facility fee due to Fannie Mae).  Borrower shall pay the Additional Origination Fee on or before the Closing Date for such Request.

Section 9.02.	Due Diligence Fees.

(a)           Initial Due Diligence Fees.  Borrower shall pay to Lender due diligence fees (“Initial Due Diligence Fees”) with respect to each Initial Mortgaged Property in an amount equal to the actual costs of Lender’s due diligence for such Initial Mortgaged Properties, including but not limited to third party reports required by Lender plus (30) a $1,500 fee per Initial Mortgaged Property payable by Lender to Fannie Mae plus (31) a $4,600 processing fee per Initial Mortgaged Property payable to Lender by Borrower.  All Initial Due Diligence Fees shall be paid by Borrower on the Initial Closing Date (or, if the proposed Initial Mortgaged Properties do not become part of the Collateral Pool, on demand).  Lender acknowledges that Borrower has previously paid a deposit with respect to such Initial Due Diligence Fees and such deposit shall be applied against the Initial Due Diligence Fees due hereunder.

(b)           Additional Collateral Due Diligence Fees for Additional Collateral.  Borrower shall pay to Lender a deposit equal to $15,000 per Additional Mortgaged Property to cover additional due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each proposed Additional Mortgaged Property in an amount equal to the actual costs of Lender’s due diligence for such Mortgaged Properties, including but not limited to third party reports required by Lender plus (32) a $1,500 fee per Additional Mortgaged Property payable by Lender to Fannie Mae plus (33) a $4,600 processing fee per Additional Mortgaged Property payable to Lender by Borrower.  The Additional Collateral Due Diligence Fees shall be paid by Borrower on the Closing Date (or if the proposed Additional Mortgaged Property does not become part of a Collateral Pool, on demand) for the Additional Mortgaged Property.  Any portion of the deposit paid to Lender not actually used by Lender to cover reasonable due diligence expenses shall be promptly refunded to Borrower.

Section 9.03.	Legal Fees and Expenses.

(a)           Initial Legal Fees.  Borrower shall pay, or reimburse Lender for, all out-of-pocket third party legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date of this Agreement.  Lender acknowledges that Borrower has previously paid a deposit with respect to the initial legal fees and such deposit shall be applied against the initial legal fees due hereunder.

(b)           Fees and Expenses Associated with Requests.  Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket third party costs and expenses incurred by Lender, including the out-of-pocket legal fees and expenses incurred by Lender in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with each Request, the performance by Lender of any of its obligations with respect to the Request, the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to the Request, and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable costs and expenses in connection with a Request.  The obligations of Borrower under this subsection shall be absolute and unconditional, regardless of whether the transaction requested in the Request actually occurs.  Borrower shall pay such costs and expenses to Lender on the Closing Date for the Request, or, as the case may be, after demand by Lender when Lender determines that such Request will not close.

Section 9.04.	Failure to Close any Request.

If Borrower makes a Request and fails to close on the Request for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae all damages incurred by Lender and Fannie Mae in connection with the failure to close.

ARTICLE 10

EVENTS OF DEFAULT

Section 10.01.	Events of Default.

Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:

(a)           the occurrence of a default under any Loan Document beyond the cure period, if any, set forth therein; or

(b)           the failure by Borrower to pay when due any amount payable by Borrower under any Note, any Security Instrument, this Agreement or any other Loan Document, including any fees, costs or expenses; or

(c)           the failure by Borrower to perform or observe any covenant set forth in Section 7.05 (Alterations to Mortgaged Properties), Section 7.08 (Transfer of Ownership Interests in Borrower), Section 7.09 (Transfer of Ownership of Mortgaged Property), Section 7.11 (Liquidity and Net Worth Tests), Section 8.01 (Other Activities), Section 8.02 (Indebtedness), Section 8.04 (Restrictions on Distributions), Section 8.05 (Changes to Operating Leases), or Section 8.06 (Alzheimer’s Beds); or

(d)           the failure by Borrower to perform or observe any covenant contained in Article 7 or Article 8 (other than those sections specifically referenced in Section 10.01(c) above) for thirty (30) days after receipt of notice of such failure by Borrower from Lender, provided that such period shall be extended for up to thirty (30) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender; or

(e)           any warranty, representation or other written statement made by or on behalf of Borrower or Guarantor contained in this Agreement, any other Loan Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or

(f)           (34) Borrower or Guarantor shall (a) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect), (b) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (c) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (d) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (e) admit in writing its inability to pay, or generally not be paying, its debts as they become due, (f) make a general assignment for the benefit of creditors, (g) assert that Borrower or Guarantor (solely with respect to the Guaranty) has no liability or obligations under this Agreement or any other Loan Document to which it is a party; or (h) take any action for the purpose of effecting any of the foregoing; or (35) a case or other proceeding shall be commenced against Borrower or Guarantor in any court of competent jurisdiction seeking (a) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (b) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or Guarantor, or of all or a substantial part of the property, domestic or foreign, of Borrower or Guarantor and any such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or any order granting the relief requested in any such case or proceeding against Borrower or Guarantor (including an order for relief under such Federal bankruptcy laws) shall be entered; or

(g)           if any provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason cease to be valid and binding in accordance with its terms on Borrower or Guarantor, or shall be declared to be null and void, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by Borrower or Guarantor seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower or Guarantor (only with respect to the Guaranty) shall deny that it has any further liability or obligation hereunder or thereunder; or

(h)           (36) the execution by Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein (other than in connection with any Permitted Liens), or (37) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership thereof will not vest unconditionally in Borrower free from encumbrances, or (38) if Borrower does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claim title to such materials, fixtures, or articles; or

(i)           the failure by Borrower to comply with any requirement of any Governmental Authority within thirty (30) days after written notice of such requirement shall have been given to Borrower by such Governmental Authority; provided that, if action is commenced and diligently pursued by Borrower within such thirty (30) days, then Borrower shall have an additional thirty (30) days to comply with such requirement; or

(j)           a dissolution or liquidation for any reason (whether voluntary or involuntary) of Borrower Party; or

(k)           any judgment against Borrower or Guarantor, any attachment or other levy against any portion of Borrower’s or Guarantor’s assets with respect to a claim or claims in an amount in excess of $250,000 in the aggregate remains unpaid, unstayed on appeal undischarged, unbonded, not fully insured or undismissed for a period of ninety (90) days;

(l)           the failure by Borrower or Guarantor to perform or observe any material term, covenant, condition or agreement hereunder, other than as contained in subsections (a) through (k) above, or in any other Loan Document, within thirty (30) days after receipt of notice from Lender identifying such failure, provided such period shall be extended for up to thirty (30) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender.

ARTICLE 11

REMEDIES

Section 11.01.	Remedies; Waivers.

Upon the occurrence of an Event of Default, Lender may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by Borrower Party):

(a)           by written notice to Borrower, to be effective upon dispatch, terminate the Commitment and declare the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the Commitment will terminate and the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable.

(b)           Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents.

(c)           Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.

Section 11.02.	Waivers; Rescission of Declaration.

Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower.

Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

Section 11.03.	Lender’s Right to Protect Collateral and Perform Covenants and Other Obligations.

If Borrower or Guarantor fails to perform the covenants and agreements contained in this Agreement or any of the other Loan Documents when due or within any applicable cure period (if any) provided for herein or therein, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including (39) disbursement of reasonable attorneys’ fees, (40) entry upon the Mortgaged Property to make repairs and replacements, (41) procurement of satisfactory insurance as provided in Section 5 of the Security Instrument encumbering the Mortgaged Property, and (42) if the Security Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the ground lease.  Any amounts disbursed by Lender pursuant to this Section, with interest thereon, shall become additional indebtedness of Borrower secured by the Loan Documents.  Unless Borrower and Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under applicable law.  Nothing contained in this Section shall require Lender to incur any expense or take any action hereunder.

Section 11.04.	No Remedy Exclusive.

Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.

Section 11.05.	No Waiver.

No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default or Potential Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Section 11.06.	No Notice.

To entitle Lender to exercise any remedy reserved to Lender in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents.

ARTICLE 12

LIMITS ON PERSONAL LIABILITY

Section 12.01.	Personal Liability of Borrower.

Personal liability of Borrower shall be as set forth in each Note.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Section 13.01.	Counterparts.

To facilitate execution, this Agreement may be executed in any number of counterparts.  It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one (1) or more counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 13.02.	Amendments, Changes and Modifications.

This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

Section 13.03.	Payment of Costs, Fees and Expenses.

Borrower shall pay, on demand, all reasonable third party out-of-pocket fees, costs, charges or expenses (including the fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:

(a)           Any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into).

(b)           Defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to (43) any Mortgaged Property, (44) any event, act, condition or circumstance in connection with any Mortgaged Property or (45) the relationship between Lender and Borrower and Guarantor in connection with this Agreement or any of the transactions contemplated by this Agreement.

(c)           The administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents.

(d)           Any disclosure documents required for any Advance under this Agreement, including the reasonable fees and expenses of Lender’s attorneys and accountants.

Borrower shall also pay, on demand, any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Advances.  However, Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, excess profits or similar tax on Lender.  Any attorneys’ fees and expenses payable by Borrower pursuant to this Section shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.  Any amounts payable by Borrower pursuant to this Section, with interest thereon if not paid when due, shall become additional indebtedness of Borrower secured by the Loan Documents.  Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under applicable law.  The provisions of this Section are cumulative with, and do not exclude the application and benefit to Lender of, any provision of any other Loan Document relating to any of the matters covered by this Section.

Section 13.04.	Payment Procedure.

All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Lender before 1:00 p.m. (Eastern Standard Time) on the date when due.

Section 13.05.	Payments on Business Days.

In any case in which the date of payment to Lender or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.

Section 13.06.	Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

NOTWITHSTANDING ANYTHING IN THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT AND THE NOTES, GUARANTOR UNDER THE GUARANTY, AND BORROWER AND GUARANTOR UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO (46) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE

RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (47) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY (OTHER THAN DEPOSIT ACCOUNTS), WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE UNIFORM COMMERCIAL CODE IN EFFECT FOR THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED AND (48) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF DEPOSIT ACCOUNTS, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE DEPOSIT ACCOUNT IS LOCATED.  BORROWER AND GUARANTOR AGREE THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN DISTRICT OF COLUMBIA.  THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS.  BORROWER AND GUARANTOR IRREVOCABLY CONSENT TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE.  NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST BORROWER AND GUARANTOR AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION.  INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER AND GUARANTOR AND LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY BORROWER AND GUARANTOR TO PERSONAL JURISDICTION WITHIN THE DISTRICT OF COLUMBIA.  EACH OF LENDER, BORROWER AND GUARANTOR (I) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (II) WAIVE ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST.  THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE.  FURTHER, BORROWER AND GUARANTOR HEREBY CERTIFY THAT NO REPRESENTATIVE OR

AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER AND GUARANTOR THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY BORROWER AND GUARANTOR UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER’S AND GUARANTOR’S FREE WILL.

Section 13.07.	Severability.

In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.

Section 13.08.	Notices.

(a)           Manner of Giving Notice.  Each notice, direction, certificate or other communication hereunder (in this Section referred to collectively as “notices” and singly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:

(i)           personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);

(ii)           sent by Federal Express (or other similar reputable overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);

(iii)           sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (i) or (ii) above within two Business Days) (any notice so delivered shall be deemed to have been received (a) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (b) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day);

addressed to the parties as follows:

As to Borrower:                                           c/o Emeritus Corporation
3131 Elliott Avenue
Suite 500
Seattle, WA 98121
Attention:	Eric Mendelsohn, SVP Corporate Development
Telecopy:                      (206) 357-7388

with a copy to:                                           The Nathanson Group PLLC
One Union Square
600 University Street
Suite 2000
Seattle, WA 98101
Attention:                                Randi S. Nathanson
Telecopy:                      (206) 623-1738

As to Lender:                                           Capmark Finance Inc.
116 Welsh Road
Horsham , PA 19044
Attention:                                Executive Vice President - Servicing
Telecopy:                      (215) 328-3478

with a copy to:                                           Troutman Sanders
1001 Haxall Point
Richmond, VA 23219
Attention:                                Mark Shiembob, Esq.
Telecopy:                      (804) 698-6004

As to Fannie Mae:	Fannie Mae
3900 Wisconsin Avenue, N.W.
Washington, D.C.  20016-2899
Attention:	Vice President for
Multifamily Asset Management
Telecopy No.:  (301) 280-2064

with a copy to:                                           Venable LLP
575 7th Street, N.W.
Washington, D.C.  20004
Attention:                                Stephanie L. DeLong, Esq.
Telecopy No.:                                (202) 344-8300

(b)           Change of Notice Address.  Any party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt.  Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.

Section 13.09.                                Further Assurances and Corrective Instruments.

(a)           Further Assurances.  To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may reasonably request and as may be required in the opinion of Lender or its counsel to effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.

(b)           Further Documentation.  Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Advances, Borrower shall provide, or cause to be provided to Lender, at their cost and expense, such documentation or information.  Borrower shall execute and deliver to Lender such documentation, including any amendments, corrections, deletions or additions to the Notes, the Security Instruments or the other Loan Documents as is reasonably required by Lender.

Section 13.10.	Term of this Agreement.

This Agreement shall continue in effect until the Termination Date.

Section 13.11.	Assignments; Third-Party Rights.

No Borrower shall assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender.  Lender may assign its rights and obligations under this Agreement separately or together, without Borrower’s consent, only to Fannie Mae or other entity if such assignment is made with the intent that such entity will further assign such rights and obligations to Fannie Mae, but may not delegate its obligations under this Agreement unless it first receives Fannie Mae’s written approval.  Upon assignment to Fannie Mae, Fannie Mae shall be permitted to further assign its rights and obligations under this Agreement.

Section 13.12.	Headings.

Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 13.13.	General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (49) the terms defined in Appendix I and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (50) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (51) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (52) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (53) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (54) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (55) the word “including” means “including, but not limited to.”

Section 13.14.	Interpretation.

The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents.  Accordingly, the parties agree that any rule of construction which disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto.

Section 13.15.	Standards for Decisions, Etc.

Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion.  Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.

Section 13.16.	Decisions in Writing.

Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.

Section 13.17.                                Approval of Waivers.

Unless otherwise agreed by Lender, any modifications set forth in this Agreement and the other Loan Documents which are modifications to or waivers from the terms and conditions applicable to similar loans made by Lender and sold to Fannie Mae shall remain in effect only for so long as Borrower is controlled by Guarantor, Borrower is a party to this Agreement and such Loans are subject to this Agreement.

Section 13.18.                                USA Patriot Act.

Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with such Act.

 [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER PARTIES:

PHNTUS ARBOR GARDENS INC., a California corporation

By:	Emeritus Corporation, a Washington corporation, its sole shareholder

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS AUSTIN GARDENS INC, a California corporation

By:	Emeritus Corporation, a Washington corporation, its sole shareholder

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS BECKETT MEADOWS LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS CANTERBURY WOODS LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn (SEAL)
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS CHARLESTON GARDENS LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS CREEKSIDE LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS DESERT SPRINGS LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS HERITAGE HILLS LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn                                            (SEAL)
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS KP SHREVEPORT LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS LAKES LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS LO CAPE MAY LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS LO FOLSOM INC, a California corporation

By:	Emeritus Corporation, a Washington corporation, its sole shareholder

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS LO JOLIET LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS LO ROCKFORD LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS OAK HOLLOW LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS PINEHURST LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS PINE MEADOW LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS PINES AT GOLDSBORO LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn                                            (SEAL)
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS QUAIL RIDGE LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS RICHLAND GARDENS LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS SILVERLEAF MANOR LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

PHNTUS STONEBRIDGE LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its sole member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

EMERITUS CORPORATION, a Washington corporation

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Senior Vice President Corporate Development

LENDER:

CAPMARK FINANCE INC., a California corporation

By:           /s/ Max W. Foore
Name:                      Max W. Foore
Title:                      Vice President

APPENDIX I

DEFINITIONS

For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:

“Addition Loan Documents” means the Security Instrument covering an Additional Mortgaged Property and any other documents, instruments or certificates reasonably required by Lender in form and substance satisfactory to Lender and Borrower in connection with the addition of the Additional Mortgaged Property to the Collateral Pool pursuant to Article 3.

“Addition Request” means a written request, substantially in the form of Exhibit I to the Agreement, to add Additional Mortgaged Properties to the Collateral Pool as set forth in Section 3.03(a).

“Additional Borrower” means the owner of an Additional Mortgaged Property, which entity has been approved by Lender and becomes a Borrower under the Agreement and the applicable Loan Documents and is an Affiliate of and controlled by Guarantor.

“Additional Collateral Due Diligence Fees” means the due diligence fees paid by Borrower to Lender with respect to each Additional Mortgaged Property, as set forth in Section 9.02(a).

“Additional Mortgaged Property” means each Seniors Housing Facility owned by Borrower (either in fee simple or as tenant under a ground lease meeting all of Lender’s requirements for similar loans anticipated to be sold to Fannie Mae) and added to the Collateral Pool after the Initial Closing Date pursuant to Article 3.

“Additional Origination Fee” has the meaning set forth in Section 9.01(b).

“Advance” means a loan made by Lender pursuant to this Agreement.

“Advance Amount” means the lesser of (a) the amount that would result in an Aggregate Loan to Value Ratio of seventy-five percent (75%), or (b) the amount that would result in an Aggregate Debt Service Coverage Ratio of 1.30:1.0; provided that an exit analysis is performed by Lender and is acceptable to Fannie Mae.

“Advance Request” means a written request, substantially in the form of Exhibit H to the Agreement, for an Advance made pursuant to Section 2.04.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.

“Aggregate Debt Service Coverage Ratio” means, for any specified date, the ratio (expressed as a percentage) of--

(a)           the aggregate of the Net Operating Income for the Mortgaged Properties, taken as a whole to

(b)           the Facility Debt Service on the specified date.

“Aggregate Loan to Value Ratio” means, for any specified date, the ratio (expressed as a percentage) of--

(a)	the Advances Outstanding on the specified date,

 to

(b)	the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties, taken as a whole.

“Agreement” means the Master Credit Facility Agreement dated as of April 1, 2008, as it may be amended, supplemented or otherwise modified from time to time, including all Recitals and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.

“Allocable Facility Amount” means the portion of the Credit Facility allocated to a particular Mortgaged Property by Lender in accordance with the Agreement.

“Alterations” shall have the meaning set forth in Section 7.05.

“Alzheimer’s Beds” means a bed in a Mortgaged Property that is leased to a resident with Alzheimer’s.

“Amortization Period” means the period of thirty (30) years.

“Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged

Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by the Agreement or any of the other Loan Documents.

“Appraisal” means an appraisal of Seniors Housing Facility conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae and accepted by Lender.

“Appraised Value” means the value set forth in an Appraisal.

“Borrower” means, individually and collectively, (a) PHNTUS ARBOR GARDENS INC., a California corporation, (b) PHNTUS AUSTIN GARDENS INC, a California corporation, (c) PHNTUS BECKETT MEADOWS LLC, a Delaware limited liability company, (d) PHNTUS CANTERBURY WOODS LLC, a Delaware limited liability company, (e) PHNTUS CHARLESTON GARDENS LLC, a Delaware limited liability company, (f) PHNTUS CREEKSIDE LLC, a Delaware limited liability company, (g) PHNTUS DESERT SPRINGS LLC, a Delaware limited liability company, (h) PHNTUS HERITAGE HILLS LLC, a Delaware limited liability company, (i) PHNTUS KP SHREVEPORT LLC, a Delaware limited liability company, (j) PHNTUS LAKES LLC, a Delaware limited liability company, (k) PHNTUS LO CAPE MAY LLC, a Delaware limited liability company, (l) PHNTUS LO FOLSOM INC, a California corporation, (m) PHNTUS LO JOLIET LLC, a Delaware limited liability company, (n) PHNTUS LO ROCKFORD LLC, a Delaware limited liability company, (o) PHNTUS OAK HOLLOW LLC, a Delaware limited liability company, (p) PHNTUS PINEHURST LLC, a Delaware limited liability company, (q) PHNTUS PINE MEADOW LLC, a Delaware limited liability company, (r) PHNTUS PINES AT GOLDSBORO LLC, a Delaware limited liability company, (s) PHNTUS QUAIL RIDGE LLC, a Delaware limited liability company, (t) PHNTUS RICHLAND GARDENS LLC, a Delaware limited liability company, (u) PHNTUS SILVERLEAF MANOR LLC, a Delaware limited liability company, and (w) PHNTUS STONEBRIDGE LLC, a Delaware limited liability company and any Additional Borrower becoming a party to the Agreement and any other Loan Documents, each of which entity (i) is and shall be owned not less than seventy-five percent (75%) by Guarantor, (ii) is controlled, directly or indirectly, by Guarantor, and (iii) does and shall comply with the definition of Single-Purpose as set forth herein.

“Business Day” means a day on which Fannie Mae is open for business.

“Calendar Quarter” means, with respect to any year, any of the following three month periods:  (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.

“Calendar Year” means the 12-month period from the first day of January to and including the last day of December, and each 12-month period thereafter.

“Cash Equivalents” means

(a)	securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition.

(b)
certificates of deposit, time deposits, demand deposits, eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a term of not more than twelve (12) months, issued by any commercial bank having membership in the FDIC, or by any U.S. commercial lender (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having combined capital and surplus of not less than $100,000,000 whose short-term securities are rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc.; and

(c)	commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc. and in either case having a term of not more than twelve (12) months.

“Cash Interest Rate” means a rate of interest, per annum, established by Fannie Mae for loans purchased for cash by Fannie Mae of similar characteristics then offered by Fannie Mae.

“Certificate of Borrower” means the form attached hereto as Exhibit K with Borrower Parties representations and warranties.

“Closing Date” means the Initial Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a Request is required to take place.

“Collateral” means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.

“Collateral Pool” means all of the Collateral.

“Commitment” means $241,889,868, plus such amount as Borrower may increase the Commitment in accordance with Article 4, provided that the Commitment shall not exceed $250,000,000.

“Compliance Certificate” means a certificate of Borrower substantially in the form of Exhibit E to the Agreement.

“Confirmation of Guaranty” means a confirmation of the Guaranty executed by Guarantor in connection with any Request after the Initial Closing, substantially in the form of Exhibit D to the Agreement.

“Confirmation of Obligations” has the meaning set forth in Section 5.05(g) of this Agreement.

“Coverage and LTV Tests” mean, for any specified date, each of the following financial tests:

(a)           The Aggregate Debt Service Coverage Ratio is not less than 1.30:1.0.

(b)           The Aggregate Loan to Value Ratio does not exceed seventy-five percent (75%).

“Credit Facility” means the agreement of Lender to make Advances to Borrower pursuant to Section 1.01.

“Debt Service Coverage Ratio” means, for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of --

(a)           the Net Operating Income for the subject Mortgaged Property as determined by Lender pursuant to Lender's Underwriting Requirements to

(b)           the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that Advances Outstanding shall be the Allocable Facility Amount for the subject Mortgaged Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Event of Default” means any event defined to be an “Event of Default” under Article 10.

“Expansion Loan Documents” means amendments to the Note or additional Notes, as the case may be, increasing the amount of such Note to the amount of the Commitment, as increased in accordance with Article 4 and amendments to the Security Instruments, increasing the maximum amount to be secured by such Security Instruments to the amount of the Commitment, as required by Lender.

“Expansion Request” means a written request, substantially in the form of Exhibit L to the Agreement, to obtain an Expansion pursuant to Article 4.

“Facility Availability Period means the period beginning on the Initial Closing Date and ending on the date five (5) years after the Initial Closing Date.

“Facility Debt Service” means --

(a)
For use in determining the Initial Advance amount, the sum of the amount of interest and principal amortization that would be payable during the twelve (12) month period immediately succeeding the Initial Closing Date, with respect to the full amount of the Advance, except that, such amount of the Advance shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the base United States Treasury Index Rate for securities having a maturity substantially similar to the maturity of the Note(s) plus (B) the anticipated investor spread (as determined by Lender) for the Note(s) based on an actual/360 execution plus (C) the Facility Fee) in an amount necessary to fully amortize the original principal amount of the Advance over the Amortization

Period, with such amortization to commence on the first day of the twelve (12) month period.

(b)
For use in determining the additional borrowing capacity created pursuant to a Future Advance made under Section 2.04, or in connection with the addition of a Mortgaged Property to the Collateral Pool the sum of the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances Outstanding on the specified date and Advances to be obtained pursuant to Section 2.04, or in connection with the addition of a Mortgaged Property to the Collateral Pool except that, for these purposes:

(i)
each Advance Outstanding shall require level monthly payments of principal and interest (at the actual Interest Rate for the Advance) in an amount necessary to fully amortize the original principal amount of the Advance over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period; and

(ii)
each Advance to be obtained shall be deemed to require level monthly payments of principal and interest at a rate equal to the estimated Interest Rate for such Advance in an amount necessary to fully amortize the original principal amount of such Advance over the Amortization Period, with such amortization deemed to commence on the first day of the twelve (12) month period.

(c)
For use in determining the Aggregate Debt Service Coverage Ratio, for purposes of determining compliance with the Coverage and LTV Tests, and for other ongoing monitoring purposes, as of any specified date, the sum of the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances Outstanding on the specified date, except that, for these purposes each Advance shall require level monthly payments of principal and interest (at the actual Interest Rate for such Advance) in an amount necessary to fully amortize the original principal amount of the Advance over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.

“Facility Fee” means (i) for the Initial Advance drawn from the Commitment in connection with the addition of the Initial Mortgaged Properties, a component of the Interest Rate set forth in the Note dated as of the Initial Closing Date, and (ii) for any Future Advance, the number of basis points determined at the time of such increase or conversion by Lender as the Facility Fee for such Advances.

 “Fannie Mae” means the federally-chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. § 1716 et seq.

“Fannie Mae Commitment” shall have the meaning set forth in Section 2.01(b).

“Fees” means Additional Collateral Due Diligence Fee, Additional Origination Fee, Facility Fee, Initial Origination Fee, Release Fee, Re-Underwriting Fee, Substitution Fee, any and all other fees specified in the Agreement.

“First Anniversary” means the date that is one year after the Initial Closing Date.

“Future Advance” means an Advance made after the Initial Closing Date.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“General Conditions” shall have the meaning set forth in Article 5.

“Governmental Approval” means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenues” means, for any specified period, with respect to any Seniors Housing Facility, all income in respect of such Seniors Housing Facility as reflected on the certified operating statement for such specified period as adjusted to exclude unusual income (e.g. temporary or nonrecurring income), income not allowed by Lender for similar loans anticipated to be sold to Fannie Mae (e.g. interest income, furniture income, etc.), and the value of any unreflected concessions.

“Guarantor” means EMERITUS CORPORATION, a Washington corporation.

“Guaranty” means those certain Exceptions to Non-Recourse Guaranty to be executed by Guarantor in the form of Exhibit C to the Agreement.

“Impositions” means, with respect to any Mortgaged Property, all (1) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (2) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Lender may require under any Security Instrument, (3) Taxes, and (4) amounts for other charges and expenses which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender’s interests.

“Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:

(a)           indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (ii) for construction of improvements to property, if such person has a non-contingent contract to purchase such property);

(b)           other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument;

(c)           obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;

(d)           obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;

(e)           liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and

(f)           as to any Person (“guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (1) purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (4) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Owner in good faith.

“Initial Advance” means the Advance made on the Initial Closing Date in the amount of $241,889,868.

“Initial Closing Date” means the date of the Agreement.

“Initial Due Diligence Fees” shall have the meaning set forth in Section 9.02(a).

“Initial Mortgaged Properties” means the Seniors Housing Facilities which are made part of the Collateral Pool on the Initial Closing Date.

“Initial Origination Fee” shall have the meaning set forth in Section 9.01(a) of the Agreement.

“Initial Security Instruments” means the Security Instruments covering the Initial Mortgaged Properties.

“Initial Valuation” means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool.  The Initial Valuation for each of the Mortgaged Properties is as set forth in Exhibit A to the Agreement.

“Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.

“Interest Rate” means, (i) in connection with the Initial Advance, the interest rate for the Note set forth in such Note (which rate includes the Facility Fee), and (ii) in connection with Future Advances, the sum of the Cash Interest Rate and the Facility Fee.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.  Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.

“Lease” means, other than a Resident Agreement, any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lender” shall have the meaning set forth in the first paragraph of the Agreement, but shall refer to any replacement Lender.

“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).

“Loan Document Taxes” shall have the meaning set forth in Section 7.06.

“Loan Documents” means the Agreement, the Notes, the Security Documents, all documents executed by Borrower or Guarantor pursuant to the General Conditions set forth in Article 5 of the Agreement and any other documents executed by Borrower or Guarantor from time to time in connection with the Agreement or the transactions contemplated by the Agreement.

“Loan to Value Ratio” means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of --

(a)           the Allocable Facility Amount of the subject Mortgaged Property on the specified date,

to

(b)           the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.

“Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a materially adverse effect upon any of (a) the business, operations, property or condition (financial or otherwise) of Borrower, to the extent specifically referred to in the applicable provision of the Loan Document, (b) the present or future ability of Borrower, to the extent specifically referred to in the applicable provision of the Loan Document, to perform the Obligations for which it is liable, (c) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (d) the value of, or Lender’s ability to have recourse against, any Mortgaged Property.

“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Mortgaged Properties” means, collectively, the Additional Mortgaged Properties and the Initial Mortgaged Properties, but excluding each Release Property from and after the date of its release from the Collateral Pool.

“Net Operating Income” means, for any specified period, with respect to any Seniors Housing Facility, the aggregate net income during such period equal to Gross Revenues during such period less the aggregate Operating Expenses during such period.  If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth by Lender for similar loans anticipated to be sold to Fannie Mae.

“Net Worth” means, as of any specified date, for any Person, the excess of the Person’s assets over the Person’s liabilities, determined in accordance with GAAP on a consolidated basis, provided that all real property shall be valued on an undepreciated basis.

“Note” means a promissory note, in the form attached as Exhibit B to the Agreement, which will be issued by Borrower to Lender, concurrently with the funding of each Advance, to evidence Borrower’s obligation to repay the Advance.

“Obligations” means the aggregate of the obligations of Borrower and Guarantor under the Agreement and the other Loan Documents.

“Operating Expenses” means, for any period, with respect to any Seniors Housing Facility, all expenses in respect of the Seniors Housing Facility, as determined by Lender based on the certified operating statement for such specified period as adjusted to provide for the following: (i) all appropriate types of expenses, including a management fee and deposits to the Replacement Reserves (whether funded or not), are included in the total operating expense figure; (ii) upward adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (iii) downward adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).

“Operating Lease” means, individually and collectively, one or more leases of a Mortgaged Property to Operator or another Affiliate of Guarantor or another lessee approved by Lender, which Operating Lease shall contain terms and conditions satisfactory to Lender.

“Operator” means EMERITUS CORPORATION, a Washington corporation/ESC IV, L.P., a Washington limited partnership.

“Organizational Certificate” means, collectively, certificates from Borrower and Guarantor to Lender, in the form of Exhibit F to the Agreement, certifying as to certain organizational matters with respect to each Borrower and Guarantor.

“Organizational Documents” means all certificates, instruments and other documents pursuant to which an organization is organized or operates, including but not limited to, (i) with respect to a corporation, its articles of incorporation and bylaws, (ii) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (iii) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (iv) with respect to a limited liability company, its articles of organization and operating agreement.

“Outstanding” means, when used in connection with promissory notes, other debt instruments or Advances, for a specified date, promissory notes or other debt instruments which have been issued, or Advances which have been made, to the extent not repaid in full as of the specified date.

“Ownership Interests” means, with respect to any entity, any ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” means all permits, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or any Borrower’s business.

“Permitted Liens” means, with respect to a Mortgaged Property, (i) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender, (ii) the Security Instrument encumbering the Mortgaged Property, (iii) any other Liens approved by Lender or permitted under the terms of the Security Instrument, (iv) mechanics liens provided the same is removed or bonded within thirty (30) days of notice of filing, and (v) real estate taxes and water and sewer and other utility charges that area  lien but not yet due and payable.

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).

“Plan” means a “multiemployer plan” as defined in Section 4001(3) of ERISA and a “single employee plan” as defined in Section 4001(5) of ERISA.

“Potential Event of Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Form” means the completed and executed document from Borrower to Lender pursuant to Section 2.01(b), substantially in the form of Exhibit G to the Agreement, specifying the terms and conditions of the interest rate for the requested Future Advance.

“Rate Setting Date” shall have meaning set forth in Section 2.01(b).

“Release Documents” mean instruments releasing the applicable Security Instrument as a Lien on a Mortgaged Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements, and such other documents and instruments to evidence the release of such Mortgaged Property from the Collateral Pool.

“Release Fee” means with respect to each Mortgaged Property released from the Collateral Pool pursuant to Article 3, a fee equal to $10,000.

“Release Property” means the Mortgaged Property to be released pursuant to Article 3.

“Release Price” shall have the meaning set forth in Section 3.05(c).

“Release Request” means a written request, substantially in the form of Exhibit I to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.05(a).

“Replacement Reserve Agreement” means a Replacement Reserve and Security Agreement, reasonably required by Lender, and completed in accordance with requirements of Lender for similar loans anticipated to be sold to Fannie Mae.

“Request” means an Advance Request, an Addition Request, an Expansion Request, or a Release Request.

“Resident Agreement” means a written agreement for occupancy of a portion of a Mortgaged Property by an individual senior resident.

“Re-Underwriting Fee” means $6,100 per property in the Collateral Pool plus all out-of-pocket third party costs and expenses.

 “Security” means a “security” as set forth in Section 2(1) of the Securities Act of 1933, as amended.

“Security Documents” means the Security Instruments, the Replacement Reserve Agreements, the Subordination, Assignment and Security Agreements, and any other documents executed by Borrower from time to time to secure any of Borrower’s obligations under the Loan Documents.

            “Security Instrument” means, for each Mortgaged Property, a Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents.  With respect to each Mortgaged Property owned by a Borrower, the Security Instrument shall be substantially in the form published by Fannie Mae from time to time for use in the state in which the Mortgaged Property is located and shall include the Fannie Mae form of Rider for Seniors Housing Facilities and such other Riders as may be necessary to include changes requested by Borrower and approved by Lender and Fannie Mae.  The amount secured by the Security Instrument shall be equal to the Commitment in effect from time to time.

            “Seniors Housing Facility” means a residential housing facility which qualifies as “housing for older persons” under the Fair Housing Amendments Act of 1988 and the Housing for Older Persons Act of 1995 comprised of congregate living units and assisted living units, but which does not include any nursing care units, and conforms to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae.

“Senior Management” means Ray Brandstrom, Daniel Baty, Granger Cobb, and Justin Hutchens.

“Single-Purpose” means, with respect to a Person which is any form of partnership or corporation or limited liability company, that such Person at all times since its formation:

(i)           has been a duly formed and existing partnership, corporation or limited liability company, as the case may be;

(ii)	has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;

(iii)	has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;

(iv)	has observed all customary formalities regarding its partnership or corporate existence, as the case may be;

(v)	has accurately maintained its financial statements, accounting records and other partnership or corporate documents separate from those of any other Person;

(vi)	has not commingled its assets or funds with those of any other Person;

(vii)
has identified itself in all dealings with creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

(viii)	has been adequately capitalized in light of its contemplated business operations;

(ix)
has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the Credit Facility or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person;

(x)	has not acquired obligations or securities of any other Person;

(xi)	in relation to a Borrower, except for loans made in the ordinary course of business to Affiliates, has not made loans or advances to any other Person;

(xii)
has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third Party;

(xiii)	has paid the salaries of its own employees, if any, and maintained a sufficient number of employees in light of its contemplated business operations;

(xiv)	has allocated fairly and reasonably any overhead for shared office space;

(xv)	has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code; and

(xvi)	has complied with the requirements of Section 33 of the Security Instrument.

“Substitution Deposit” shall have the meaning set forth in Section 3.06(b).

“Substitution Fee” means with respect to any Substitution effected in accordance with Section 3.06, a fee in the amount equal to the product obtained by multiplying (i) the Allocable Facility Amount attributed to such Substitute Mortgaged Property by seventy-five basis points (0.75).

“Substitution Request” shall have the meaning set forth in Section 3.06(b).

“Surveys” means the as-built surveys of the Mortgaged Properties prepared in accordance with Lender’s requirements for similar loans that are anticipated to be sold to Fannie Mae.

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.

“Term of this Agreement” shall be determined as provided in Section 13.10.

“Termination Date” means, at any time during which Advances are Outstanding, the latest maturity date for any Advance Outstanding.

“Title Company” means Chicago Title Insurance Company.

“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to Lender’s requirements for similar loans anticipated to be sold to Fannie Mae, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, including variable credit endorsements, if available, and tie-in endorsements, if available, and with an aggregate limit of liability under all of the Title Insurance Policies (subject to the limitations contained in sections of the Stipulations and Conditions of the policy relating to a Determination and Extent of Liability) equal to the total amount of Advances then Outstanding in the aggregate, among all Title Insurance Policies, (taking into account tie-in endorsements).

“Underwriting Requirements” means Lender’s overall underwriting requirements for Seniors Housing Facilities in connection with loans anticipated to be sold to Fannie Mae as such requirements may be amended, modified, updated, superseded, supplemented or replaced from time to time.

“Valuation” means, for any specified date, with respect to a Seniors Housing Facility, (a) if an Appraisal of the Seniors Housing Facility was more recently obtained than a Cap Rate for the Seniors Housing Facility, the Appraised Value of such Seniors Housing Facility, or (b) if a Cap Rate for the Seniors Housing Facility was more recently obtained than an Appraisal of the Seniors Housing Facility, the value derived by dividing--

(i)	the Net Operating Income of such Seniors Housing Facility, by

(ii)	the most recent Cap Rate determined by Lender.

Notwithstanding the foregoing, any Valuation for a Seniors Housing Facility calculated for a date occurring before the first anniversary of the date on which the Seniors Housing Facility becomes a part of the Collateral Pool shall equal the Appraised Value of such Seniors Housing Facility, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.